Exhibit 99.1

News Release

Victory Capital Reports August  31, 2019 Assets Under Management

San Antonio, Texas,  September 12, 2019 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $145.0 billion on August 31, 2019.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	August 31, 2019	July 31, 2019
Fixed Income	$37,940	$37,559
Solutions	29,414	29,806
U.S. Mid Cap Equity	25,157	26,017
U.S. Small Cap Equity	15,952	16,868
U.S. Large Cap Equity	13,543	14,032
Global / Non-U.S. Equity	11,303	11,713
Other	258	332
Total Long-Term Assets	$133,568	$136,327
Money Market Assets	11,416	11,468
Total Assets Under Management	$144,984	$147,795

By Vehicle
Mutual Funds[2]	$113,372	$115,065
Separate Accounts and Other Vehicles[3]	27,810	28,804
ETFs	3,802	3,926
Total Assets Under Management	$144,984	$147,795

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a global investment management firm operating a next-generation, integrated multi-boutique business model with $145.0 billion in assets under management as of August 31, 2019.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors, including USAA members through its direct member channel. Through its Investment Franchises and Solutions Platform, Victory Capital offers a diverse array of independent investment approaches and innovative investment vehicles designed to drive better investor outcomes. This includes actively managed mutual funds and separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us.

Contacts:

Investors:

Matthew Dennis, CFA

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:

Tricia Ross

310-622-8226

tross@finprofiles.com

USAA is a trademark of United Services Automobile Association and is being used by Victory Capital and its affiliates under license. Victory Capital and its affiliates are not affiliated with USAA or its affiliates.